As filed with the Securities and Exchange Commission on May 23, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HILTON GRAND VACATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	81-2545345
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6355 MetroWest Boulevard

Suite 180

Orlando, Florida 32835

Telephone: (407) 613-3100

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Hilton Resorts Corporation

2017 Executive Deferred Compensation Plan

(Full title of the plan)

Charles R. Corbin

Executive Vice President, General Counsel and Secretary

Hilton Grand Vacations Inc.

6355 MetroWest Boulevard

Suite 180

Orlando, Florida 32835

Telephone: (407) 613-3100

(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Alexander J. Park

Womble Bond Dickinson (US) LLP

1200 19th Street NW, Suite 500

Washington, DC 20036

(202) 467-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$12,000,000	100%	$12,000,000(2)	$1,494.00

(1)	The Deferred Compensation Obligations consist of general unsecured obligations of Hilton Grand Vacations Inc. (the “Company”), to pay deferred compensation in the future in accordance with the terms of the Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan (the “Plan”).
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by Hilton Grand Vacations Inc. (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed by the Company on March 1, 2018;

(ii)	the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2017, filed by the Company on March 13, 2018;

(iii)	the Company’s Definitive Proxy Statement for the 2018 Annual Meeting of Stockholders, filed by the Company on March 28, 2018;

(iv)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed by the Company on May 3, 2018; and

(v)	the Company’s Current Reports on Form 8-K, including any amendments thereto on Form 8-K/A, filed by the Company on March 8, 2018 (the second report on such date filed pursuant to Item 5.02 and Item 9.01 of Form 8-K only), March 13, 2018 (both reports filed on such date), March 15, 2018, May 10, 2018 (excluding the information furnished pursuant to Item 7.01 of such report) and May 16, 2018.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Company is registering $12,000,000 of deferred compensation obligations (the “Obligations”), which are issuable under the terms of the Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan (the “Plan”). Hilton Resorts Corporation (“HRC”) is a wholly owned subsidiary of the Company. Capitalized terms used without definition herein have the meanings given such terms in the Plan. References to the “Company” or “we” include subsidiaries of the Company, including HRC, unless the context otherwise requires or, as appropriate in certain circumstances, HRC only.

The Plan is intended to provide certain eligible employees of the Company with a means of deferring, on a pre-tax basis, a portion of annual salary and bonus compensation and, to the extent applicable, Company contributions in accordance with the terms of the Plan.

The Obligations constitute general unsecured obligations of the Company to the Plan participants and are not convertible into any other security of the Company. Benefits are payable solely from the Company’s general assets and are subject to the claims of the Company’s other creditors in the event the Company becomes bankrupt or insolvent. The rights of the Plan participants are no greater than those of unsecured general creditors.

No participant or beneficiary shall have any legal or equitable rights, interests, or claims in any particular asset of the Company by reason of the Company’s obligations. All rights of a Plan participant against the Company will remain unsecured contractual rights of a participant. A participant’s right to the Obligations cannot be sold, transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan.

The amount of compensation to be deferred by each participant is determined in accordance with the terms of the Plan based on elections by the participant. Each participant’s account under the Plan consists of: (i) deferred compensation amounts; (ii) amounts we may contribute under the terms of the Plan; and (iii) any increases or decreases in value credited to or against such amounts. A participant is fully vested with respect to those amounts that consist of deferred salary and bonus amounts credited to the participant’s account and any increases in value with respect to such amounts. With respect to those amounts that we contribute under the terms of the Plan and any increases in value with respect to such amounts, a participant is only vested on or after such participant’s completion of five years of qualifying service pursuant to the terms of the Plan. Amounts in a participant’s account will be indexed to one or more investment options individually chosen by a participant from the investment options available under the Plan (the “funds”). Investment gains or losses in the funds are credited to the participants’ accounts daily, net of investment option related expenses. There is no trading market for the Obligations.

Participants may elect at the time they make their deferral elections to receive in-service distributions at a specified future date in accordance with the terms of the Plan. In addition, upon a showing of financial hardship due to illness, accident or similar extraordinary or unforeseeable circumstances, a participant may be allowed to access funds in his or her account before he or she otherwise would have been eligible for a distribution. A participant must make two payout elections—one in the case of separation from service and one in the case of retirement. A participant can generally receive his or her distribution either: (a) as a lump sum payment; or (b) in installments over a period not to exceed (i) 20 years in the case of retirement, (ii) five years in the case of separation from service, and (iii) five years for in-service distributions. In the event of a change in control within the meaning under the Plan, 100% of the value of a participant’s account will be distributed to such participant. Any and all distributions under the Plan are payable solely in cash.

The Plan may be amended or terminated by the Compensation Committee or the Board of Directors of the Company at any time; provided, that no amendment shall reduce any benefits accrued under the terms of the Plan as of the date of such amendment. The administrator appointed under the terms of the Plan has all powers necessary to construe and interpret the terms and provisions of the Plan, which shall be final and binding on the participants, to reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan, and to make factual determinations, including the computation and certification to the amount and kinds of benefits payable to participants.

This summary is qualified in its entirety by reference to the full text of the Plan, which is filed as an exhibit hereto.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Company’s amended and restated bylaws provide that the Company must indemnify its directors and officers to the fullest extent permitted by Delaware law and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified or entitled to advancement of expenses under the Company’s amended and restated bylaws or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.

The Company is currently party to indemnification agreements with its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-37794) filed with the Commission on March 17, 2017)

4.2	Amended and Restated Bylaws of Hilton Grand Vacations Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-37794) filed with the Commission on March 17, 2017)

4.3	Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K (File No. 001-37794) filed with the Commission on January 4, 2017)

5.1*	Opinion of Womble Bond Dickinson (US) LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Womble Bond Dickinson (US) LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on May 23, 2018.

HILTON GRAND VACATIONS INC.

By:	/s/ Mark D. Wang
Name: Mark D. Wang
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Company, a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, hereby constitute and appoint Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments or supplements with all exhibits thereto, including any stickers or post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities indicated below on May 23, 2018.

Signature	Title

/s/ Mark D. Wang Mark D. Wang	President and Chief Executive Officer and Director (principal executive officer)

/s/ James E. Mikolaichik James E. Mikolaichik	Chief Financial Officer (principal financial officer)

/s/ Allen J. Klingsick Allen J. Klingsick	Senior Vice President and Chief Accounting Officer (principal accounting officer)

/s/ Leonard A. Potter Leonard A. Potter	Chairman of the Board of Directors

/s/ Brenda J. Bacon Brenda J. Bacon	Director

/s/ David W. Johnson David W. Johnson	Director

/s/ Mark H. Lazarus Mark H. Lazarus	Director

/s/ Pamela H. Patsley Pamela H. Patsley	Director

/s/ Paul W. Whetsell Paul W. Whetsell	Director